UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  12/02/2004

THE DIRECTV GROUP, INC.
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  1-31945

DE	52-1106564
(State or Other Jurisdiction Of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

2250 East Imperial Highway
El Segundo, CA 90245
(Address of Principal Executive Offices, Including Zip Code)

310-964-0808
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 1.02.    Termination of a Material Definitive Agreement

Item 5.02.    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On December 2, 2004, Mr. Eddy Hartenstein ("Executive") announced his decision to retire from the Board of Directors of The DIRECTV Group, Inc., a Delaware corporation ("DIRECTV"), and as Vice Chairman of DIRECTV effective December 31, 2004. In connection with such retirement, DIRECTV and Executive agreed that Executive's employment letter agreement dated as of January 1, 2004 ("Employment Agreement") would terminate at December 31, 2004, rather than continuing through its entire three-year term. Also, DIRECTV and Executive entered into a Retirement and Release Agreement, which provided, among other things, that:

a)        Executive will be paid the sum of $12 million on December 31, 2004, in settlement of his rights to an annual bonus for 2004, severance, reimbursement of outplacement and payments in respect of Long Term Achievement Plan awards and restricted stock units awarded under DIRECTV's stock incentive plans.

b)        Executive agreed to a customary release of claims and affirmed his continuing non-compete and confidentiality obligations under his agreements with DIRECTV.

The material terms and conditions of Executive's Employment Agreement and other agreements and arrangements with DIRECTV, and Executive's stock ownership are described in DIRECTV's Proxy Statement for the 2004 Annual Meeting of Stockholders. Reference is made to such description, as modified by the foregoing.

Also on December 2, 2004, DIRECTV issued a press release related to Mr. Hartenstein's announcement. The press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits

(c) Exhibits.

99.1 Press Release dated December 2, 2004.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

THE DIRECTV GROUP, INC.

Date: December 08, 2004.	By:	/s/ Larry D. Hunter
Larry D. Hunter
Executive Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description
EX-99.1	Press Release dated December 2, 2004.